EXHIBIT 24

ALLIANT TECHSYSTEMS INC.

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Daniel J. Murphy, Eric S. Rangen and Keith D. Ross, with full power to each to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Annual Report on Form 10-K of Alliant Techsystems Inc. (the “Corporation”) for the Corporation’s fiscal year ended March 31, 2005, and any or all amendments to such Form 10-K, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to file the same with such other authorities as necessary, granting unto each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each such attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Dated and effective as of the 3rd of May 2005.

/s/ Daniel J. Murphy	/s/ Frances D. Cook
Daniel J. Murphy	Frances D. Cook
Chairman of the Board,	Director
President and Chief Executive Officer

/s/ Gilbert F. Decker	/s/ Ronald R. Fogleman
Gilbert F. Decker	Ronald R. Fogleman
Director	Director

/s/ Jonathan G. Guss	/s/ David E. Jeremiah
Jonathan G. Guss	David E. Jeremiah
Director	Director

/s/ Roman Martinez IV	/s/ Robert W. RisCassi
Roman Martinez IV	Robert W. RisCassi
Director	Director

/s/ Michael T. Smith	/s/ William G. Van Dyke
Michael T. Smith	William G. Van Dyke
Director	Director